Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Zachary C. Parker	Donald C. Weinberger/Diana Bittner (media)
President and Chief Executive Officer	Wolfe Axelrod Weinberger Associates, LLC
TeamStaff, Inc.	212-370-4500
1 Executive Drive	don@wolfeaxelrod.com
Somerset, NJ 08873	diana@wolfeaxelrod.com
866-352-5304
TeamStaff Announces Resignation
Of Chief Financial Officer
Somerset, New Jersey — August 9, 2010 — TeamStaff, Inc. (Nasdaq: TSTF) a leading logistics and healthcare services provider to the Federal Government and Department of Defense, today announced that Cheryl Presuto, the company’s chief financial officer, will be leaving the company effective August 27, 2010 to pursue another career opportunity.
“Cheryl has developed a strong accounting and finance infrastructure and accomplished a great deal over the years that she has been with our company, including assisting TeamStaff consummate its recently announced loan facility. Cheryl is a talented individual with a bright business future, and we wish her much success,” said Zachary C. Parker, the company’s president and chief executive officer.
TeamStaff has commenced the process to find a new CFO and to ensure operational and reporting continuity.
“My time at TeamStaff has been a rewarding experience, both professionally and personally, and I am honored to have been able to serve as TeamStaff’s CFO,” Ms. Presuto said. “I am proud of the strong team we have built and all the things we accomplished together over the past eight years. I wish TeamStaff all the best in the future.”
About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services through its subsidiary, TeamStaff GS. TeamStaff GS specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff web site at www.teamstaff.com.
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